Exhibit 99.1
a.k.a. Brands Holding Corp. Reports Second Quarter 2025 Financial Results
Net Sales Increased 7.8% Compared to the Second Quarter of 2024, with U.S. Net Sales Up 13.7%
Active Customer Growth of 3.0% on a Trailing Twelve-Month Basis Compared to the Second Quarter of 2024
SAN FRANCISCO – August 6, 2025 – a.k.a. Brands Holding Corp. (NYSE: AKA), a portfolio of next generation fashion brands, today announced financial results for the quarter ended June 30, 2025.
Results for the Second Quarter
•Net sales increased 7.8% to $160.5 million, compared to $148.9 million in the second quarter of 2024; up 9.5% on a constant currency basis1.
•In the U.S., net sales increased 13.7% compared to the second quarter of 2024.
•Net loss was $(3.6) million, or $(0.34) per share, in the second quarter of 2025, compared to net loss of $(2.3) million, or $(0.22) per share, in the second quarter of 2024.
•Adjusted EBITDA2 was $7.5 million in the second quarter of 2025, compared to $8.0 million in the second quarter of 2024.
“We’re pleased to report a strong second quarter, with net sales growth of 8%, reaching $161 million and exceeding our expectations,” said Ciaran Long, Chief Executive Officer. “This marks our fifth consecutive quarter of growth, demonstrating the strength of our brands and the successful execution of our strategic initiatives. Momentum in the U.S. remained strong, with net sales up 14%, while the Australia/New Zealand region continued to show steady signs of stabilization. Benefiting from the strong top-line growth, expanding brand awareness and continued operating discipline, we delivered $7.5 million of adjusted EBITDA for the second quarter, in line with our expectations. Our solid second quarter results reflect the hard work and commitment of our team, and I want to thank them for their continued dedication.
“Our direct-to-consumer channels remain strong, and our omnichannel expansion continues to exceed expectations. Princess Polly opened three new stores in the second quarter and is on track to reach 13 locations by year-end, with plans to open 8 to 10 additional stores in 2026. We’re also deepening our wholesale partnerships to drive brand awareness and new customer acquisition. We’re especially excited about the successful chain wide debut of Princess Polly and Petal & Pup at Nordstrom, reinforcing the global potential of our brands. Culture Kings continues to advance its test and repeat merchandising strategy, with in-house brands growing double digits in the second quarter.
“Our sourcing diversification initiatives are on schedule, and we have already received products from our new vendors and are pleased with the timelines, quality and cost. I’m confident that we have established a world-class, flexible supply chain that provides us the ability to adapt as our business grows and future trade dynamics evolve. As we look ahead, I’m confident that we are well positioned to continue growing awareness across our brand portfolio, capture additional market share and drive profitable growth over the near and long term,” concluded Long.
Second Quarter Financial Details
•Net sales increased 7.8% to $160.5 million, compared to $148.9 million in the second quarter of 2024. The increase was driven by a 6.8% increase in the number of orders, primarily due to growth in the U.S. On a constant currency basis1, net sales increased 9.5%.
•Gross margin was 57.5%, compared to 57.7% in the second quarter of 2024. The reduction was primarily driven by the increase in tariffs, partially offset by the impact of more full price selling and an improved inventory position.
•Selling expenses were $45.4 million, compared to $41.2 million in the second quarter of 2024. Selling expenses were 28.3% of net sales, compared to 27.7% of net sales in the second quarter of 2024. The year over year increase was primarily driven by an increase in store selling expenses as the retail footprint expands.
1 In order to provide a framework for assessing the performance of our underlying business, excluding the effects of foreign currency rate fluctuations, we compare the percent change in the results from one period to another period using a constant currency methodology wherein current and comparative prior period results for our operations reporting in currencies other than U.S. dollars are converted into U.S. dollars at constant exchange rates (i.e., the rates in effect on December 31, 2024, which was the last day of our prior fiscal year) rather than the actual exchange rates in effect during the respective periods.
2 See additional information at the end of this release regarding non-GAAP financial measures.

•Marketing expenses were $19.9 million, compared to $18.3 million in the second quarter of 2024. Marketing expenses were 12.4% of net sales, compared to 12.3% of net sales in the second quarter of 2024.
•General and administrative (“G&A”) expenses were $27.5 million, compared to $25.9 million in the second quarter of 2024. G&A expenses were 17.1% of net sales, compared to 17.4% of net sales in the second quarter of 2024.
•Adjusted EBITDA2 was $7.5 million, or 4.7% of net sales, compared to $8.0 million, or 5.4% of net sales, in the second quarter of 2024.
Balance Sheet and Cash Flow
•Cash and cash equivalents at the end of the second quarter totaled $23.1 million, compared to $24.2 million at the end of fiscal year 2024.
•Inventory at the end of the second quarter totaled $92.5 million, compared to $95.8 million at the end of fiscal year 2024 and $106.7 million at the end of the second quarter of 2024.
•Debt at the end of the second quarter totaled $108.7 million, compared to $111.7 million at the end of fiscal year 2024 and $106.9 million at the end of the second quarter of 2024.
•Cash flow provided by operations for the six months ended June 30, 2025 was $10.0 million, compared to cash flow used in operations of $4.2 million for the six months ended June 30, 2024.
Outlook
We are providing the following guidance for the full year ending December 31, 2025 and the third quarter ending September 30, 2025:

(in millions)	Updated FY 2025 Outlook	Prior FY 2025 Outlook
Net Sales	$608 - $612	$600 - $610
Adjusted EBITDA[3]	$24.5 - $27.5	$24.0 - $27.5
Weighted average diluted share count	10.8	10.8
Capital expenditures	$14 - $16	$12 - $14

Third Quarter 2025 Outlook
Net Sales	$154 - $158
Adjusted EBITDA[3]	$7.3 - $7.7
Weighted average diluted share count	10.9
The above outlook contemplates the estimated impact on tariffs enacted during 2025. The guidance and forward-looking statements made in this press release and on the conference call are based on management’s expectations as of the date of this press release. See “Forward-Looking Statements” for additional information.
Conference Call
A conference call to discuss the Company’s second quarter results is scheduled for August 6, 2025, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 858-5495 or (201) 689-8853. The conference call will also be webcast live at https://ir.aka-brands.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (877) 660-6853 or (201) 612-7415 for international callers, conference ID 13754506. An archive of the webcast will be available on a.k.a. Brands’ investor relations website.
3 The Company has not provided a quantitative reconciliation of its Adjusted EBITDA outlook to a GAAP net income (loss) outlook because it is unable, without making unreasonable efforts, to project certain reconciling items. These items include, but are not limited to, future equity-based compensation expense, income taxes, interest expense and transaction costs. These items are inherently variable and uncertain and depend on various factors, some of which are outside of the Company’s control or ability to predict. See additional information at the end of this release regarding non-GAAP financial measures.

Use of Non-GAAP Financial Measures and Other Operating Metrics
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP), management utilizes certain non-GAAP financial measures such as Adjusted EBITDA and Adjusted EBITDA margin for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP financial measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the GAAP financial measures. The non-GAAP financial measures used by the Company may be different from similarly-titled non-GAAP financial measures used by other companies. See additional information at the end of this release regarding non-GAAP financial measures.
About a.k.a. Brands
a.k.a. Brands maintains a portfolio of global fashion brands, Princess Polly, Culture Kings, Petal and Pup and mnml. Through these brands we reach a broad audience of next-generation consumers who seek fashion inspiration on social media and primarily shop online. Our brands are hyper-focused on the customer and serving them newness and a seamless experience throughout the entire shopping journey. We leverage a data-driven ‘test and repeat’ merchandising model that allows us to introduce new and exclusive fashion weekly, so our customers are always on-trend. We leverage innovative data-driven insights to authentically connect and engage with customers across the latest marketing platforms. Further, we are committed to showing up for customers wherever they shop, whether that’s online, in-stores or through wholesale channels. Leveraging our industry expertise and operational synergies, we help accelerate our brands so they can grow faster, reach broader audiences, achieve greater scale and enhance their profitability. We believe we are disrupting the status quo and pioneering a new approach to fashion.

Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.
Important factors, among others, that may affect actual results or outcomes include the effects of economic downturns and unstable market conditions; our ability in the future to continue to comply with the New York Stock Exchange’s (NYSE) listing standards and maintain the listing of our common stock on the NYSE; risks related to doing business in China, including the imposition of tariffs and duties on goods imported from China; our ability to anticipate rapidly-changing consumer preferences in the apparel, footwear and accessories industries; our ability to execute our strategic initiatives, including transitioning Culture Kings to a data-driven, short lead time merchandising cycle; our ability to acquire new customers, retain existing customers or maintain average order value levels; the effectiveness of our marketing and our level of customer traffic; merchandise return rates; our ability to manage our inventory effectively; our success in identifying brands to acquire, integrate and manage on our platform; our ability to expand into new markets; the global nature of our business, including international economic, geopolitical instability (including the ongoing Russia-Ukraine and Israel-Palestine wars, relations between China and Taiwan, trade wars and relations between the U.S. and Mexico), legal, compliance and supply chain risks (including as a result of trade policies, including the negotiation or termination of trade agreements and the imposition of higher tariffs and duties on imports into the U.S. and Australia); interruptions in or increased costs of shipping and distribution, which could affect our ability to deliver our products to the market; our use of social media platforms and influencer sponsorship initiatives, which could adversely affect our reputation or subject us to fines or other penalties; fluctuating operating results; the inherent challenges in measuring certain of our key operating metrics, and the risk that real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business; the potential for tax liabilities that may increase the costs to our consumers; our ability to attract and retain highly qualified personnel, including key members of our leadership team; fluctuations in wage rates and the price, availability and quality of raw materials and finished goods, which could increase costs; foreign currency fluctuations; and other risks and uncertainties set forth in the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q and any other periodic reports that the Company may file with the Securities and Exchange Commission (the SEC). a.k.a. Brands does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Contact
investors@aka-brands.com
Media Contact
media@aka-brands.com

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$160,524	$148,931	$289,181	$265,771
Cost of sales	68,180	62,962	123,181	114,128
Gross profit	92,344	85,969	166,000	151,643
Operating expenses:
Selling	45,399	41,191	83,583	75,406
Marketing	19,918	18,275	35,091	33,154
General and administrative	27,518	25,867	53,200	48,540
Total operating expenses	92,835	85,333	171,874	157,100
(Loss) income from operations	(491)	636	(5,874)	(5,457)
Other expense, net:
Interest expense	(2,500)	(2,676)	(5,163)	(4,954)
Other (expense) income	(624)	245	(919)	(298)
Total other expense, net	(3,124)	(2,431)	(6,082)	(5,252)
Loss before income taxes	(3,615)	(1,795)	(11,956)	(10,709)
Provision for income tax	(10)	(466)	(19)	(485)
Net loss	$(3,625)	$(2,261)	$(11,975)	$(11,194)
Net loss per share:
Basic and diluted	$(0.34)	$(0.22)	$(1.13)	$(1.07)
Weighted average shares outstanding:
Basic and diluted	10,711,466	10,501,057	10,583,844	10,509,810

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$23,105	$24,192
Accounts receivable, net	24,933	8,107
Inventory	92,455	95,750
Prepaid income taxes	57	—
Prepaid expenses and other current assets	14,625	16,720
Total current assets	155,175	144,769
Property and equipment, net	36,109	31,262
Operating lease right-of-use assets	77,111	65,382
Intangible assets, net	47,938	52,354
Goodwill	92,222	89,254
Deferred tax assets	51	47
Other assets	2,217	2,136
Total assets	$410,823	$385,204
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$43,561	$30,299
Accrued liabilities	33,158	31,216
Sales returns reserve	9,759	7,587
Deferred revenue	12,865	12,215
Income taxes payable	—	1,039
Operating lease liabilities, current	10,124	8,382
Current portion of long-term debt	7,700	6,300
Total current liabilities	117,167	97,038
Long-term debt	101,007	105,411
Operating lease liabilities	76,539	63,496
Other long-term liabilities	1,970	1,625
Total liabilities	296,683	267,570
Stockholders’ equity:
Preferred stock	—	—
Common stock	128	128
Additional paid-in capital	475,042	471,758
Accumulated other comprehensive loss	(55,652)	(60,849)
Accumulated deficit	(305,378)	(293,403)
Total stockholders’ equity	114,140	117,634
Total liabilities and stockholders’ equity	$410,823	$385,204

a.k.a. BRANDS HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,975)	$(11,194)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	3,901	3,041
Amortization expense	4,802	5,527
Amortization of debt issuance costs	286	303
Lease incentives	2,268	—
Loss on disposal of businesses	600	673
Non-cash operating lease expense	5,857	4,085
Equity-based compensation	3,902	3,851
Changes in operating assets and liabilities:
Accounts receivable, net	(16,625)	(914)
Inventory	5,140	(18,954)
Prepaid expenses and other current assets	2,304	2,757
Accounts payable	12,957	4,874
Income taxes payable	(1,097)	(1,533)
Accrued liabilities	276	4,593
Sales returns reserve	2,124	(1,568)
Deferred revenue	490	4,253
Lease liabilities	(5,197)	(3,992)
Net cash provided by (used in) operating activities	10,013	(4,198)
Cash flows from investing activities:
Purchases of intangible assets	—	(5)
Purchases of property and equipment	(7,922)	(2,726)
Net cash used in investing activities	(7,922)	(2,731)
Cash flows from financing activities:
Proceeds from line of credit, net of issuance costs	27,300	24,500
Repayment of line of credit	(26,300)	(10,000)
Repayment of debt	(4,200)	(1,200)
Taxes paid related to net share settlement of equity awards	(376)	(202)
Proceeds from issuances under equity-based compensation plans	126	93
Repurchase of shares	(367)	(1,189)
Net cash (used in) provided by financing activities	(3,817)	12,002
Effect of exchange rate changes on cash, cash equivalents and restricted cash	816	(1,310)
Net (decrease) increase in cash, cash equivalents and restricted cash	(910)	3,763
Cash, cash equivalents and restricted cash at beginning of period	26,479	24,029
Cash, cash equivalents and restricted cash at end of period	$25,569	$27,792

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$23,105	$25,466
Restricted cash, included in prepaid expenses and other current assets	590	582
Restricted cash, included in other assets	1,874	1,744
Total cash, cash equivalents and restricted cash	$25,569	$27,792

a.k.a. BRANDS HOLDING CORP.
KEY FINANCIAL AND OPERATING METRICS AND NON-GAAP MEASURES
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2025	2024	2025	2024
Gross margin	57.5%	57.7%	57.4%	57.1%
Net loss	$(3,625)	$(2,261)	$(11,975)	$(11,194)
Net loss margin	(2.3)%	(1.5)%	(4.1)%	(4.2)%
Adjusted EBITDA[2]	$7,520	$8,012	$10,186	$8,885
Adjusted EBITDA margin[2]	4.7%	5.4%	3.5%	3.3%
Key Operational Metrics and Regional Sales

	Three Months Ended June 30,			Six Months Ended June 30,
(metrics in millions, except AOV; sales in thousands)	2025	2024	% Change	2025	2024	% Change
Key Operational Metrics
Active customers[4]	4.13	4.01	3.0%	4.13	4.01	3.0%
Average order value	$78	$78	—%	$78	$77	1.3%
Number of orders	2.05	1.92	6.8%	3.71	3.44	7.8%

Sales by Region
U.S.	$108,440	$95,375	13.7%	$196,494	$172,513	13.9%
Australia & New Zealand	45,713	45,650	0.1%	81,306	79,165	2.7%
Rest of world	6,371	7,906	(19.4)%	11,381	14,093	(19.2)%
Total	$160,524	$148,931	7.8%	$289,181	$265,771	8.8%
Year-over-year growth on a constant currency basis[1]	9.5%			10.7%
Active Customers
We view the number of active customers as a key indicator of our growth, our value proposition and consumer awareness of our brand, and their desire to purchase our products. In any particular period, we determine our number of active customers by counting the total number of unique customer accounts who have made at least one purchase in the preceding 12-month period, measured from the last date of such period.
Average Order Value
We define average order value (“AOV”) as net sales in a given period divided by the total orders placed in that period. AOV may fluctuate as we expand into new categories or geographies or as our assortment changes.
Number of Orders
We define the number of orders as the total number of orders placed by our customers, prior to product returns, across our platform or in our stores in any given period. An order is counted on the day the customer places the order. We consider the number of orders to be a key indicator of our ability to attract and retain customers, as well as an indicator of the desirability of our products.
4 Trailing twelve months.

a.k.a. BRANDS HOLDING CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that management uses to assess our operating performance. Because Adjusted EBITDA and Adjusted EBITDA margin facilitate internal comparisons of our historical operating performance on a more consistent basis, we use these measures for business planning purposes.
We also believe this information will be useful for investors to facilitate comparisons of our operating performance and better identify trends in our business. We expect Adjusted EBITDA margin to increase over the long-term as we continue to scale our business and achieve greater leverage in our operating expenses.
We calculate Adjusted EBITDA as net income (loss) adjusted to exclude: interest and other expense; provision for (benefit from) income taxes; depreciation and amortization expense; equity-based compensation expense; costs to establish or relocate distribution centers; transaction costs; costs related to severance from headcount reductions; goodwill and intangible asset impairment; sales tax penalties; insured losses, net of any recoveries; and one-time or non-recurring items. We calculate Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA margin are considered non-GAAP financial measures under the SEC’s rules because they exclude certain amounts included in net income (loss) and net income (loss) margin, the most directly comparable financial measures calculated in accordance with GAAP.
A reconciliation of non-GAAP Adjusted EBITDA to net loss for the three and six months ended June 30, 2025 and 2024, is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2025	2024	2025	2024
Net loss	$(3,625)	$(2,261)	$(11,975)	$(11,194)
Add (deduct):
Total other expense, net	3,124	2,431	6,082	5,252
Provision for income tax	10	466	19	485
Depreciation and amortization expense	4,329	4,270	8,703	8,568
Equity-based compensation expense	1,843	1,895	3,902	3,851
Distribution center relocation costs	—	—	737	—
Non-routine legal matters	1,489	889	2,200	1,052
Non-routine items[5]	350	322	518	871
Adjusted EBITDA	$7,520	$8,012	$10,186	$8,885
Net loss margin	(2.3)%	(1.5)%	(4.1)%	(4.2)%
Adjusted EBITDA margin	4.7%	5.4%	3.5%	3.3%
5 Non-routine items include severance from headcount reductions, one time supply chain sourcing costs and sales tax penalties for the three and six months ended June 30, 2025. Non-routine items include severance from headcount reductions, sales tax penalties and insured losses, net of recoveries for the three and six months ended June 30, 2024.